UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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REPUBLIC FIRST BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

George E. Norcross, III

Gregory B. Braca

Philip A. Norcross

Avery Conner Capital Trust

Susan D. Hudson, in her capacity as a Trustee

Geoffrey B. Hudson, in his capacity as a Trustee

Rose M. Guida, in her capacity as a Trustee

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On March 14, 2022, George E. Norcross, III, Gregory B. Braca, Philip A. Norcross, Avery Conner Capital Trust, a trust organized under the laws of the State of Florida (the “Avery Conner Capital Trust”), Susan D. Hudson, in her capacity as a Trustee of the Avery Conner Capital Trust, Geoffrey B. Hudson, in his capacity as a Trustee of the Avery Conner Capital Trust and Rose M. Guida, in her capacity as a Trustee of the Avery Conner Capital Trust, issued the following press release:

Norcross Braca Group Issues Proposal for Up to a Majority Stake in Republic First, Inject $50 Million to Improve and Expand Business

Group’s additional investment in Republic First could be as much as $156 million

CAMDEN, NJ: The group led by George E. Norcross, III, Greg Braca and Philip A. Norcross has issued a proposal to the Board of Directors of Republic First Bancorp, Inc. (FRBK) (“Republic First” or “Company”) to inject $50 million into its operations through the purchase of newly-issued non-voting preferred stock and obtain up to a majority stake in the Company via the purchase of Common Stock in a subsequent transaction. The proposed additional investment by the Norcross Braca group in the Company could total as much as $156 million. If the Company is willing to move forward with the proposal, the proposal and its implementation are subject to all regulatory requirements and certain elements of it are subject to regulatory and shareholder approvals.

Since the Norcross Braca group first announced its acquisition of 6.6% of Republic First’s outstanding shares on January 31, 2022, it has increased its holdings to 9.6%. On February 25, 2022, the group sent a letter to the Republic First board requesting approval for it to exceed a 10% ownership stake without the imposition of certain restrictions included in the Company’s Articles of Incorporation.

Last week, George Norcross, Greg Braca and Phil Norcross sued Republic First, Vernon W. Hill, II, Brian Tierney and two other board members regarding alleged efforts to modify employment and compensation agreements in order to entrench Hill as Chairman and CEO and disenfranchise Republic First shareholders. The lawsuit was filed less than one week after half of the members of the Republic First board issued a public letter raising concerns about self-dealing and related party transactions by Messrs. Hill, Theodore J. Flocco, Tierney, and Barry L. Spevak, that the other board members “believe would be harmful to the Company and a number of constituent groups.”

Please see the attached letter from the Norcross-Braca group to Republic First and visit www.sec.gov [sec.gov] [sec.gov] to obtain a copy of the Schedule 13D filed by the group, as amended from time to time.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS The Group (as defined below) intends to file a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of votes from the shareholders of Republic First Bancorp, Inc. (the “Issuer”) for the election of directors at the Issuer’s 2022 annual meeting of shareholders (the “2022 Annual Meeting”).

GEORGE E. NORCROSS, III, GREGORY B. BRACA, PHILIP A. NORCROSS, AVERY CONNER CAPITAL TRUST AND SUSAN D. HUDSON, GEOFFREY B. HUDSON, ROSE M. GUIDA AND PHILIP A. NORCROSS, EACH IN THEIR CAPACITIES AS CO-TRUSTEES THEREOF (COLLECTIVELY, THE “GROUP”), MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES WITH RESPECT TO THE 2022 ANNUAL MEETING. A DESCRIPTION OF THE PARTICIPANTS’ INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE, IS CONTAINED IN THE SCHEDULE 13D, JOINTLY FILED BY THE GROUP ON JANUARY 31, 2022, AS AMENDED FROM TIME TO TIME. SHAREHOLDERS OF THE ISSUER ARE STRONGLY ADVISED TO READ THE GROUP’S PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV.

March 11, 2022

Republic First Bancorp, Inc.

Proposed Terms

Set forth below are certain non-binding key terms pursuant to which George E. Norcross, III, Gregory B. Braca, Philip A. Norcross, Avery Conner Capital Trust and the trustees thereto (collectively, and together with their respective affiliates, “NB Group”) propose to make an initial direct investment, through the purchase of newly issued perpetual, cumulative, non-voting preferred stock (the “Preferred Securities”), in Republic First Bancorp, Inc. (“Republic First” or the “Company”) and subsequently (and subject to required corporate and regulatory approvals) offering shareholders of Republic First significant additional liquidity (collectively, the “Transactions”).

This Term Sheet is intended for discussion purposes only and, other than with respect to the Exclusivity, Expense Reimbursement and Governing Law provisions below (collectively, the “Binding Provisions”), neither this Term Sheet nor any past, present or future course of conduct relating to the Transactions will give rise to any legally binding obligation on the part of any party to these discussions or any affiliates of any party to these discussions unless and until such parties have executed and delivered to each other definitive, binding written agreements in respect of the Transactions. This Term Sheet does not create and is not intended to create a duty to negotiate in good faith towards a binding contract or, other than as set forth under the Binding Provisions, an obligation to be bound by any particular term, and may not otherwise be relied upon as the basis for a contract by estoppel or otherwise. This Term Sheet is subject to review with the Federal Reserve and the Pennsylvania Department of Banking and Securities.

Initial Direct Investment

Perpetual, Cumulative, Non-Voting Preferred Stock:

Upon the signing of a transaction agreement between Newco and the Company (the “Agreement”), NB Group will purchase from the Company newly issued Preferred Securities of Republic First for an aggregate purchase price of $50,000,000.

The Preferred Securities will be perpetual with no stated maturity. The Preferred Securities will be exchanged for voting common stock, value $0.01 per share of Republic First (“Common Stock”) upon the consummation of second step transaction (described below), at an exchange ratio based on a price of $5.20 per share (subject to adjustment), representing the current 20-day volume weighted average price as of March 8, 2022. The Company will not have any rights to force conversion or exchange of the Preferred Securities. In addition, the Company will grant the holders of Preferred Securities the right, at any time after the receipt of the Required Approvals, to exchange their Preferred Securities for voting Common Stock with an exchange ratio based on the price above.

The Preferred Securities will be customary non-voting preferred stock for bank holding companies and will contain provisions permitting exchange into Common Stock by a transferee upon a widely dispersed offering (as defined in applicable guidance).

The Company will pay quarterly cumulative cash dividends on the Preferred Securities at a fixed rate of 0.0% per annum for the first 90 days, and if shareholder approval for the Transactions has not been obtained within the first 90 days, 12.0% per annum until such time as shareholder approval has been obtained.

Ranking:	The Preferred Securities will rank pari passu to the Series A preferred stock of the Company designated as “7.0% Perpetual, Non-Cumulative, Convertible Preferred Stock, Series A” and senior to the Common Stock with respect to distribution rights and rights upon the Company’s liquidation, winding up or dissolution.

Registration Rights:	NB Group will be granted customary registration rights for all shares owned by NB Group, including the Preferred Securities and any shares acquired in the second-step transaction.

Second Step Transaction

Structure:	As a second step, NB Group and Republic First will enter into a transaction (which could be by tender offer or merger with a cash component) that will provide additional liquidity to the holders of Common Stock through the acquisition of shares by NB Group which, in the NB Group’s discretion will take its aggregate ownership up to 51% of the total shares of Common Stock. The maximum cash payment would be $106,000,000 with a price per share between $5.20 and $5.50 (determined through a Dutch auction mechanism).

Required Approvals:	The Transactions will be subject to receipt of all necessary or appropriate (i) corporate approvals (including board and shareholder approvals or waivers under the Company’s organizational documents and Pennsylvania law) and (ii) consents, authorizations, non-objections and approvals from any governmental authorities (including applicable federal and state bank regulatory approvals) (the “Required Approvals”). The Required Approvals will be determined following the finalization of the structure of the transactions and completion of due diligence.

Additional Matters

Board Representation:	NB Group will initially have the right to nominate to the board of directors of both Republic First and Republic First Bank (the “Bank”) a number of directors of its choice proportionate to NB Group’s aggregate ownership of the outstanding shares of Common Stock (assuming the exchange of Preferred Securities into Common Stock) and not less than two (2) directors (the “Board Representatives”), with the Board to be expanded by one (1) director to nine (9) and provided that at least one (1) member of the Board alleged to be engaging in actions believed to be harmful to shareholders in the statement made by certain disinterested members of the Board on March 4, 2022 shall resign. If the size of the board of directors is subsequently increased, NB Group will have the right to nominate additional directors such that its proportion of representation on the board of directors is maintained. The Board membership and structure will be revised as agreed.

Governance:	The Agreement will set forth agreed changes to the governing documents of the Company and the Board to reflect appropriate agreed governance arrangements.

Employment Arrangements:	Mr. Vernon Hill will resign as Chairman and Chief Executive Officer of the Company and the Bank effective as of the signing of the Agreement. Upon signing the Agreement, the Board will appoint Mr. Gregory B. Braca as the Company’s Chief Executive Officer, to be effective upon Mr. Braca’s separation from NB Group and receipt of any required regulatory approvals.

Conditions to Signing:	As a condition to signing the Agreement, NB Group will complete satisfactory due diligence, which it expects to be completed within 30 days of execution of this Term Sheet, provided all requested diligence materials are promptly furnished. Additionally, the Board shall have granted all required approvals under the Company’s organizational documents and applicable law in connection with the execution of the Agreement and any other agreements contemplated thereby, and the consummation of the Transactions. NB Group’s entry into the Agreement is also subject to there being no approval of changes to compensation plans and agreements, as well as no approval of or entry into any other related party transactions prior to signing the Agreement.

Exclusivity:	NB Group expects to expend significant funds and effort in connection with its due diligence review of the Company and the negotiation and preparation of the Agreement and any and all documentation for the transactions contemplated thereby. As such, NB Group requires an “exclusivity period”, which shall commence on the date the parties begin negotiations pursuant to this Term Sheet (the “Exclusivity Commencement Date”) and end on the earliest of: (i) the execution of the Agreement; (ii) the written agreement of NB Group and the Company to terminate the exclusivity period; and (iii) 45 days from the Exclusivity Commencement Date; provided, however, that for purposes of this clause (iii), the exclusivity period shall automatically extend for additional one-week terms unless and until either NB Group, on the one hand, or the Company, on the other hand, shall deliver written notice of termination to the other party at least one day prior to the expiration of the applicable term (in which case, the exclusivity period shall end at 5:00 p.m. Eastern Standard Time on the last day of the applicable term). During this exclusivity period, the Company agrees not to directly or indirectly solicit, initiate or continue any discussion, other than those contemplated hereby, regarding the direct or indirect sale of all or any portion of the assets or equity interests of the Company (a “Conflicting Transaction”) or any other discussions that could reasonably be expected to conflict with or otherwise delay the Transactions. In furtherance of the foregoing, the Company agrees not to enter into any letter of intent, memorandum or other binding or non-binding agreement with or provide any information to, any person or entity regarding a Conflicting Transaction or any other transaction inconsistent with the Transactions.

Most Favored Nation:	If Republic First enters into any agreements, arrangements or understandings with any investor that provides any investor or potential investor with rights, benefits or other privileges that are more favorable than those provided to NB Group by Republic First, NB Group shall have the ability to elect such rights, benefits or other privileges for itself.

Expense Reimbursement:	The Company acknowledges that NB Group has expended and is expending significant time and money in connection with this Term Sheet and the Transactions. In consideration of this Term Sheet and in order to induce NB Group to expend additional time and resources necessary to negotiate definitive documentation and effect the Transactions, the Company agrees that if the Company and NB Group or an affiliate thereof enter into the Agreement, the Company will reimburse NB Group for all reasonable and documented out-of-pocket fees, costs and expenses of NB Group incurred in connection with (i) its due diligence, (ii) the preparation and negotiation of this Term Sheet, the Agreement and any and all documentation for the transactions contemplated thereby and (iii) the enforcement of any of NB Group’s rights and remedies under this Term Sheet (the “Expense Reimbursement”) including, but not limited to, the fees and disbursements of counsel incurred by or on behalf of NB Group and its affiliates, and its and their affiliates’ agents, advisors, attorneys and representatives (whether before, on, or after the date hereof), in each case, irrespective of whether the Transactions are consummated.

Governing Law:	The Binding Provisions will be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice-of-law principles. The Binding Provisions may only be amended by a written agreement executed by each of the parties hereto. Any legal proceeding or action arising out of or relating to this Term Sheet or the transactions contemplated hereby will be exclusively brought in the federal and/or state courts located in the Borough of Manhattan in the City of New York, New York, and the parties will submit to the exclusive jurisdiction of each such court in any such proceeding or action. EACH OF THE UNDERSIGNED HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY ARISING OUT OF OR RELATING TO THE BINDING PARAGRAPHS OR ANY ACTION ARISING OUT OF OR RELATING TO THIS TERM SHEET.

NB Group is prepared to work quickly in order to negotiate and execute the Agreement. By executing this Term Sheet, the Company acknowledges and agrees to be bound by the Binding Provisions. The proposed terms outlined above will expire at 11:59 p.m. prevailing Eastern Time on March 21, 2022 if this document is not executed by both parties.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Term Sheet as of the date below.

Date: March 11, 2022

/s/ George E. Norcross, III
George E. Norcross, III

/s/ Gregory B. Braca
Gregory B. Braca

/s/ Philip A. Norcross
Philip A. Norcross

REPUBLIC FIRST BANCORP, INC.
Date: March ___, 2022

By:
Title:

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